UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2008

HEALTHEXTRAS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-31014	52-2181356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard, Rockville, Maryland 20850

(Address of Principal executive offices, including Zip Code)

(301) 548-2900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 7, 2008, HealthExtras, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Company, HospiScript Services, LLC, a Delaware limited liability company (“HospiScript”), Concept Pharmaceuticals, LLC, an Alabama limited liability company (“Concept” and, together with HospiScript, the “Target Entities”) and the selling unit-holders party thereto (the “Sellers”). Pursuant to the Purchase Agreement, the Company will purchase all of the issued and outstanding equity securities of the Target Entities for an aggregate cash purchase price of approximately $100 million. The portion of such purchase price to be paid to the holders of the Target Entities’ equity securities will be reduced by the net indebtedness of the Target Entities and increased or reduced by the net working capital of the Target Entities.

As consideration for the equity securities, the Sellers will have the option to receive either (i) a cash payment or (ii) a reduced cash payment plus the eligibility to receive certain payments from the Company in the years 2008, 2009 and 2010 (the “Earnout Payments”). The making of the Earnout Payments and the amounts thereof will be conditioned on the Target Entities achieving certain targets in respect of their operating income over certain time periods during the years 2008, 2009 and 2010.

The Purchase Agreement contains customary representations, warranties and covenants. The Company anticipates that the transactions contemplated by the Purchase Agreement will close in the second quarter of 2008; however, the Purchase Agreement is subject to customary closing conditions, including, among others, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press Release, dated April 8, 2008.

SIGNATURES

The registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEXTRAS, INC.

/s/ Thomas M. Farah
Date: April 9, 2008	Name:	Thomas M. Farah
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release, dated April 8, 2008.